Exhibit 5.01


January 24, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:     600,000 shares of Common Stock of Northern States Power
        Company, a Minnesota Corporation.

Ladies and Gentlemen:

        I am participating in the proceedings incident to the proposed issuance by Northern States Power Company, a Minnesota corporation (the "Company"), of up to 600,000 shares of Common Stock, par value $2.50 per share (the "shares"), pursuant to the Company's Executive Long-Term Incentive Award Stock Plan (the "Plan"). I have examined all records, instruments, and documents which I have deemed necessary to examine for the purposes of this opinion, including the Registration Statement on Form S-8, as amended, relating to the Plan previously filed by the Company pursuant to the Securities Act of 1933, and the proposed Post-Effective Amendment No. Two to said Registration Statement.

        Based upon the foregoing and upon my general familiarity with the Company and its affairs, I am of the opinion:

        1. That the Company is a duly organized and validly existing corporation under the laws of the State of Minnesota and that it is legally qualified and authorized to operate and conduct business in the State of Minnesota.

        2. When, as and if Post-Effective Amendment No. Two to the Company's Registration Statement on Form S-8 to which this opinion is an exhibit becomes effective pursuant to the provisions of the Securities Act of 1933, as amended, and the shares have been duly issued and delivered, and the consideration for the shares has been duly received by the Company, all in the manner contemplated by said Registration
Statement, the shares will be legally issued, fully paid, and nonassessable shares of stock of the Company.

        I hereby consent to the incorporation of this opinion into said Registration Statement and the reference to me under the heading "Item 5. Interests of Named Experts and Counsel" in said
Registration Statement.

Respectfully submitted,

(Chandra G. Houston)
Chandra G. Houston